Exhibit 99.1

CONTACT	FOR IMMEDIATE RELEASE
Trudy McConnaughhay, PHI, Inc. 337-235-2452

PHI, INC. ANNOUNCES APPOINTMENT OF ALAN W. BRASS TO BOARD OF DIRECTORS

(Lafayette, Louisiana, March 12, 2018) – PHI, Inc. (The Nasdaq Select Global Market: PHII (voting) PHIIK (non-voting)) announced the appointment of Alan W. Brass to its Board of Directors effective March 7, 2018. Mr. Brass has been a member of the PHI Air Medical Board of Managers since 2016, leveraging his 42 years of experience working in the healthcare industry. A seasoned leader with profound technology experience, Mr. Brass will build on PHI Inc.’s successes and add additional capabilities around strategic and operational excellence to the Board.

“I am pleased to welcome Alan as one of our directors,” said Al A. Gonsoulin, Chairman and CEO, PHI Inc. “He brings a wealth of diverse expertise and will add great perspective to our board. He has demonstrated great insight in his role on the PHI Air Medical Board of Managers and we look forward to his contributions to the PHI Inc. Board of Directors.”

Prior to retiring in 2009, Mr. Brass served as chief executive officer for ProMedica Health System in Toledo, Ohio, which is one of the largest and fastest growing healthcare systems in the Midwest. Before joining ProMedica, he oversaw operations for BJC Health System’s 50-member merged and affiliated hospitals and six long-term care facilities at Washington University in St. Louis. Additionally, he has led operations for the University of Michigan Medical Center and earlier at The Ohio State University and Children’s Hospital in Columbus, Ohio. Mr. Brass has served on many boards including The Ohio State University Board (Vice Chairman), The Ohio State Medical Center (Chairman), as well as other prestigious national healthcare boards.

With the appointment of Brass, PHI, Inc.’s board consists of the following six members: Al A. Gonsoulin, Chairman and CEO; Lance F. Bospflug, President, COO & Director; C. Russell Luigs, Independent Director; Richard H. Matzke, Independent Director; Thomas H. Murphy, Independent Director; and Alan W. Brass, Independent Director.

About PHI, Inc.

PHI, Inc. is one of the world’s leading helicopter services companies, operating over 230 aircraft in over 85 locations around the world. Known industry wide for the relentless pursuit of safe, reliable helicopter transportation, PHI offers services to the offshore Oil and Gas, Air Medical applications, and Technical Services applications around the world. The staff of pilots, maintenance technicians and clinicians gives the company a great depth in all areas of operation and is composed of highly skilled, dedicated, hardworking and loyal employees. In addition to operations in the United States, the company has operated in 43 foreign countries and continues to operate for customers across the globe. PHI’s Headquarters are in Lafayette, Louisiana USA and PHI employs more than 2,300 personnel globally.

####